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August 9, 2011

Jim B. Rosenberg, Senior Assistant Chief Accountant
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Liberator Medical Holdings, Inc. (“Liberator”) Form 10-K for the Year Ended September 30, 2010 Filed January 13, 2011 File No. 000-05663

Dear Mr. Rosenberg:

Reference is made to your letter dated July 29, 2011.

Liberator respectfully requests an extension to August 19, 2011, to respond to the Staff’s comments.

Very truly yours,

/s/ Jonathan L. Shepard

Jonathan L. Shepard Attorney for Liberator Medical Holdings, Inc.

JLS/bjp